Exhibit 99.1

IPC Media Contact: Scott Public Relations Elaine Murphy 818.610.0270 elaine@scottpublicrelations.com	Steward Media Contact: Steward Health Care System Christopher Murphy 617.419.4729 Christopher.Murphy@steward.org	IPC Investor Contact: PondelWilkinson Evan Pondel 310.279.5980 epondel@pondel.com

IPC The Hospitalist Company Completes Transaction

With Steward Health Care System

North Hollywood, Calif., September 3, 2013 – IPC The Hospitalist Company, Inc. (Nasdaq: IPCM), a leading national hospitalist physician practice company, has completed its previously announced transaction with Steward Health Care System LLC (Steward) and its wholly-owned medical group, Steward Medical Group, Inc. (SMG), for the provision of acute care hospitalist services. The transaction closed on Sept. 1, 2013.

In connection with the transaction, IPC acquired the existing hospitalist operations of SMG and related assets. Separately, Steward and nine of its affiliated hospitals have entered into long-term exclusive service agreements with IPC, where IPC assumes responsibility for hospitalist staffing, clinical leadership, and performance management.

About IPC The Hospitalist Company, Inc.

IPC The Hospitalist Company, Inc. (Nasdaq: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice in over 350 hospitals and 800 post-acute care facilities in 28 states. The Company offers its 1,400 dedicated clinicians the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

###